Exhibit 15

Share sale and purchase agreement
Medigen Biotechnology Corporation (MBC) Progen Pharmaceuticals Limited (PGL)
The Fuse contact for this document is: Chris Burrell +61 (0)417 832 153 chris@fuseadvisory.com

FUSE ADVISORY

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ABN 38 210 258 062

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P +61 3 5221 8414

F +61 3 5221 0877

184 Moorabool Street,

Geelong VIC 3220

fuseadvisory.com

Share sale and purchase agreement

Contents

Contents			2
1.	Defined terms and interpretation		5
	1.1	Defined terms	5
	1.2	Interpretation	11
	1.3	Business Day	13
2.	Conditions for Completion		13
	2.1	Conditions Precedent	13
	2.2	Parties must co-operate	13
	2.3	Notice	13
	2.4	Waiver	13
	2.5	End Date	13
	2.6	Rights after termination	14
3.	Period before Completion		14
	3.1	Ordinary course of Business	14
	3.2	No Material Adverse Change	14
	3.3	Standstill	14
	3.4	Prospectus	14
4.	Sale and purchase of the Sale Shares		15
	4.1	Sale and purchase	15
	4.2	Title, property and risk	15
	4.3	Purchase Price	15
	4.4	Consideration Shares	15
5.	Completion		16
	5.1	Time for Completion	16
	5.2	Completion Steps	16
	5.3	Post Completion	16
	5.4	Completion simultaneous	16
6.	Warranties		17
	6.1	Giving of Warranties	17
	6.2	Investigation by MBC	17
	6.3	Investigation by PGL	17
	6.4	Independent Warranties	18

Share sale and purchase agreement

	6.5	Reliance	18
	6.6	No merger and survival Warranties	18
	6.7	Breach of Warranty	18
	6.8	Knowledge of the Warrantor	19
7.	Limitation of liability		19
	7.1	No liability – PGL	19
	7.2	No liability – MBC	19
	7.3	Minimum amounts of Claims	20
	7.4	Maximum liability for Claims	20
	7.5	Reduction of Purchase Price	20
	7.6	Reimbursement for amounts recovered	20
	7.7	Third Party Claims	20
	7.8	Non-excludable terms	21
8.	Termination		21
	8.1	Right to terminate	21
	8.2	PGL’s right to terminate – breach	22
	8.3	MBC’s right to terminate – breach	22
9.	Confidentiality		22
	9.1	Defined terms	22
	9.2	Obligations of Receiving Party	23
	9.3	Exceptions	23
	9.4	Obligations to disclose	24
	9.5	Receiving Party to use best endeavours	24
	9.6	Return of all Confidential Information	24
	9.7	Receiving Party’s obligations continue	24
	9.8	MBC to ensure compliance	24
10.	Announcements		24
	10.1	Restrictions on Announcements	24
	10.2	Permitted disclosure	24
	10.3	Obligation to consult	25
11.		Notices	25
	11.1	Method of giving notice	25
	11.2	When is notice given	25
	11.3	Address for notices	26

Share sale and purchase agreement

12.	Substantial Holdings Notices		26
13.	General		26
	13.1	Entire agreement	26
	13.2	Amendment	26
	13.3	Assignment	27
	13.4	No waiver	27
	13.5	Costs and duty	27
	13.6	Covenants – joint and several	27
	13.7	Severability	27
	13.8	Further assurances	27
	13.9	Governing law and jurisdiction	27
	13.10	Counterparts	28
Schedules			29
	Schedule 1 – Completion Steps		30
	Schedule 2 – MBC Warranties		32
	Schedule 3 – PGL Warranties		42
	Schedule 4 – TBG Group structure		44
	Schedule 5 – Intellectual Property Rights		45
	Schedule 6 – Application for Consideration Shares		47

Share sale and purchase agreement

This Agreement is made on        , October, 2015.

Parties

1.	Medigen Biotechnology Corporation, 70760897 a Taiwanese corporation with its registered office located at 14F, No. 3 Park St, Nangang District, Taipei City 11503 Taiwan (MBC)

2.	Progen Pharmaceuticals Limited, ACN 010 975 612an Australian corporation with its principal place of business at 2806 Ipswich Road, Darra, Queensland 4076 Australia(PGL)

Background

A.	MBC is the registered holder and beneficial owner of the Sale Shares.

B.	MBC has agreed to sell the Sale Shares to the PGL, and PGL has agreed to buy the Sale Shares from MBC, on the terms of this Agreement.

It is agreed as follows:

1.	Defined terms and interpretation

1.1	Defined terms

The meanings of the terms used in this document are set out below:

Term	Meaning
Advisers	In relation to a party, its legal, financial and other expert advisers and agents.
Agreement	This agreement including the background, any schedules and any annexures.
Assets	The property of the TBG Group including (without limitation):
	1	the Intellectual Property Rights;
	2	the Equipment Leases;
	3	the Goodwill;
	4	the Records;
	5	the Contracts;

Share sale and purchase agreement

	6	the Plant and Equipment;
	7	the Real Property Leases; and
	8	all other tangible assets owned by the TBG Group and used in the TBG Group Business.
ASIC	Australian Securities and Investments Commission.
Associate	In relation to a party, has the meaning given to that term in section 9 of the Corporations Act.
Associated Entity	Has the meaning given to that term in section 50AAA of the Corporations Act.
ASX	ASX Limited or the stock exchange conducted by ASX Limited (as the context requires).
ASX Listing Rules	The official listing rules of ASX as from time to time amended or waive in their application to PGL.
Business Day	A day which is not a Saturday, Sunday or public holiday in Melbourne, Australia or Taipei, Taiwan.
Capital Raising	The issue of the Offer Shares under the Prospectus.
Claim

Any allegation, debt, cause of action, liability, claim, proceeding, suit or demand of any nature whatsoever arising and whether present or future, fixed or unascertained, actual or contingent, whether at law, in equity, under statute or otherwise.

Cleansing Notice	A notice which complies with section 708A(6) of the Corporations Act.
Company

TBG Inc, an exempt company incorporated in the Cayman Islands with limited liability and having its registered office at Scotia Centre, 4th Floor, PO Box 2804, George Town, Grand Cayman, Cayman Islands.

Completion	Completion of the sale and purchase of the Sale Shares, the issue and allotment of the Consideration Shares,
Completion Date

The date which is three (3) Business Days after all the Conditions Precedent have been satisfied or duly waived in accordance with this Agreement or such other date as may be agreed by the parties in writing.

Conditions Precedent	The conditions precedent to Completion as set out in in clause 2.1.
Consideration Shares	101,722,974 PGL Shares issued or to be issued at the Issue Price under clause 4.3.

Share sale and purchase agreement

Consideration Share Issue Date	The date on which the Consideration Shares are issued under this Agreement.
Contracts

All contracts and commitments entered into by the TBG Group with its customers, suppliers or otherwise, in the ordinary course of business before the Completion Date which are not fully performed as a the Completion Date but excludes:

	1	the Real Property Leases; and
	2	the Equipment Leases.
Control

Any situation where a person or persons (each a Controlling Person) has, or is entitled to acquire, the right or power to secure whether directly or indirectly, that the affairs of another person are conducted in accordance with the wishes of the Controlling Person.

Corporations Act	Corporations Act 2001 (Cth).
Data Room	The electronic data room located in the Dropbox folder named “TBG DD Folder” managed under the Fuse Advisory account as at the date of this Agreement.
Disclosure Materials	The Due Diligence Documentation.
Due Diligence Documentation	All the documents relating to the TBG Group and the TBG Group Business disclosed to PGL or its advisers by or on behalf of MBC prior to the date of this Agreement contained in the Data Room.
Duty

Any stamp, transaction or registration duty or similar charge imposed by any Government Agency and includes, but is not limited to, any interest, fine, penalty, charge or other amount imposed in respect of the above but excludes any Tax.

Employees	The persons employed by the TBG Group, the details of whom are set out in the Due Diligence Documentation.
Encumbrance

An encumbrance or security interest, including but not limited to a mortgage, a fixed charge, a floating charge, a pledge, lien, conditional sale agreement, hire or hire purchase agreement, option, restriction as to transfer, use or possession, easement, or a subordination to a right of a person.

End Date	30 November 2015 or such other date as the parties may agree in writing.
Equipment Leases	The agreements under which the Lease Equipment is leased by the TBG Group.

Share sale and purchase agreement

General Meeting	The general meeting of the members of PGL to be held on or before 30 November 2015 under the Notice of General Meeting to consider and vote on:
	1	the PGL Resolutions;
	2	a special resolution to change the name of PGL to ‘TBG Diagnostics Limited”; and
	3	any other resolution which may be agreed in writing between the parties.
(and any adjournment of that meeting).
Goodwill	The goodwill of the TBG Group Business.
Governmental Agency	A government or governmental, semi-governmental or judicial entity or authority. It also includes a self-regulatory organisation established under statute or a stock exchange.
Independent Expert	William Buck or such other independent expert the parties agree will be responsible for preparing the Independent Expert Report.
Independent Expert Report

An independent experts report by the Independent Expert, stating whether or not in their opinion the Proposal is fair and reasonable to the non-associated shareholders of PGL and setting out their reasons for that opinion in accordance with Regulatory Guide 111 issued by ASIC.

Insolvency Event	In relation to a body corporate means:
	1	it is insolvent within the meaning of the Corporations Act or it has failed to comply with a statutory demand as provided in section 459F(1) of the Corporations Act;
	2	a meeting is convened to place it into voluntary liquidation or to appoint an administrator;
	3	it, or any other person, makes an application to a court for its winding up, being an application that is not stayed, withdrawn or dismissed within 7 days;
	4	an order is made for it to be wound up;
	5	the appointment of a controlled (as defined in section 9 of the Corporations Act) of any of its assets is made;
	6	it proposed to enter into or enters into any form of arrangement (formal or informal) with its creditors or any of them, including a deed of company arrangement; or
	7	it becomes an insolvent under administration as defined in section 9 of the Corporations Act.
Issue Price	$0.21 per PGL Share.

Share sale and purchase agreement

Intellectual Property Rights	All intellectual property and proprietary rights (whether registered or unregistered) including:
	1	business names;
	2	trade or service marks;
	3	any right to have information (including confidential information) kept confidential;
	4	patents, patent applications, drawings, discoveries, inventions, improvements, trade secrets, technical data, formulae, computer programs, data bases, know-how, logos, designs, design rights, copyright and similar industrial or intellectual property rights, and includes (but is not limited to) the Intellectual Property Rights specified in Schedule 5.
Leased Equipment

The leased plant and equipment used in the TBG Group Business as at the Completion Date with a list of the material items of such equipment as at the date of this Agreement being included in the Data Room.

Liability	All liabilities (whether actual, contingent or prospective), losses, damages, costs and expenses of whatever description.
Material Adverse Change

In relation to the TBG Group or PGL, one or more occurrences or matters which individually, or when aggregated with all such events, has had or is reasonably likely to have a material adverse effect on the business, assets, liabilities, operations, financial or trading position or performance and prospects of that group taken as a whole.

Material Contracts	The Contracts identified as such copies of which are included in the Data Room.
MBC Warranties	The representations and warranties given by MBC set out in Schedule 2.
Notice of General Meeting	The notice of general meeting (including the Independent Experts Report annexed to it) sent or to be send to PGL Shareholders.
Offer	The invitation or offer for the subscription of the Offer Shares at the Issue Price under the Prospectus to raise not less than $10,000,000 and not more than $14,500,000 (before costs).
Offer Shares	Not less than 47,619,047 and not more than 69,047,620 PGL Shares to be offered under the Prospectus.
Officer	In relation to an entity, its directors and officers.

Share sale and purchase agreement

PGL Group	PGL and its Related Entities.
PGL Information

All information contained in the Prospectus and Notice of Meeting and all information provided by or on behalf of PGL to the Independent Expert to enable the Independent Expert’s Report to be prepared and completed, but does not include the TBG Group Information and the Independent Expert’s Report prepared by the Independent Expert.

PGL Resolutions	the resolutions specified in clause 2.1(b).
PGL Share	A fully paid ordinary share in the capital of PGL.
PGL Shareholder	Each holder of a PGL Share.
PGL Warranties	The warranties given by PGL as set out in Schedule 3.
Plant and Equipment	All fixed and loose plant, equipment, machinery, furniture, fixtures and fittings, computer hardware, vehicles, and all other tangible assets owned by the TBG Group.
Proposal	The proposed acquisition by PGL of all of the Sale Shares on issue and Capital Raising on the terms and condition set out in this Agreement.
Prospectus	The prospectus in respect of the Offer to be lodged with ASIC and where the context requires includes any replacement or supplementary prospectus that may be lodged under the Corporations Act.
Prospectus Lodgement Date	1 November 2015 or such later date as may be agreed in writing between the parties.
Purchase Price	Has the meaning given to that term in clause 4.3.
Real Property Leases	All leases, licences and other correspondence relating to real property occupied by the TBG Group set out in the Due Diligence Documentation.
Records

All original or copy records, sales brochures, catalogues, lists of customers and suppliers, documents, books, files, reports, accounts, plans, corporate accounting and statutory records,. and correspondence belonging to or used by the TBG Group in the conduct of the TBG Group Business and whether kept in hard or electronic form.

Related Body Corporate	Has the meaning given in section 9 of the Corporations Act.
Related Entity

In relation to a party, any entity which is related to that party within the meaning of section 50 of the Corporations Act or which is an economic entity as defined in any approved Australian accounting standard) that is controlled by that party.

Share sale and purchase agreement

Related Person	In relation to a party, each director, officer, employee, advisor, agent or representative of that party or Related Body Corporate.
Relevant Interest	Has the meaning given in sections 608 and 609 of the Corporations Act.
Restricted Securities	Has the same meaning as in the ASX Listing Rules.
Restriction Agreement	An agreement in the form of Appendix 9A of the ASX listing Rules.
Sale Shares	101,722,974 ordinary shares in the capital of the Company together with all benefits of all rights (including dividend rights) attached or accruing to those shares as at the date of this Agreement.
Tax

Any tax, levy, charge, impost, duty, fee, deduction, compulsory loan or withholding, which is assessed, levied, imposed or collected by any Government Agency and includes, but is not limited to any interest, fine, penalty, charge, fee or any other amount imposed on, or in respect of any of the above but excludes Duty.

TBG Group	The Company and each other entity referred to in the diagram in Schedule 4 (each a TBG Group Member).
TBG Group Business	The business carried on by the TBG Group as at the date of this Agreement, including:
	1	developing Nucleic Acid Test (NAT) products;
	2	developing HLA typing reagents based on NAT technologies;
	3	developing automation systems for NAT operations;
	4	development, manufacture and marketing of IVD related NAT kits and services.
TBG Group Information

Such information regarding the TBG Group and MBC provided by or on behalf of MBC to PGL or the Independent Expert to enable the Independent Expert’s Report, Notice of Meeting or the Prospectus to be prepared and completed.

Warranty	A MBC Warranty or a PGL Warranty.

1.2	Interpretation

The following rules of interpretation apply unless the context requires otherwise.

(a)	Headings are for convenience only and do not affect interpretation.

Share sale and purchase agreement

(b)	Mentioning anything after includes, including, for example, or similar expression does not limit what else might be included.

(c)	Nothing in this agreement is to be interpreted against a party solely on the ground that the party put forward this agreement or a relevant part of it.

(d)	The singular includes the plural, and the converse also applies.

(e)	A gender includes all genders.

(f)	If a word or phrase is defined, its other grammatical forms have a corresponding meaning.

(g)	A reference to a person includes a corporation, trust, partnership, unincorporated body or other entity, whether or not it comprises a separate legal entity.

(h)	A reference to a clause is a reference to a clause of this Agreement.

(i)

A reference to a party to this Agreement or another agreement or document includes the party’s successors, permitted substitutes and permitted assigns (and, where applicable, the party’s legal personal representative).

(j)

A reference to an agreement or document (include a reference to this Agreement) is to the agreement or document as amended, supplemented, novated or replaced, except to the extent prohibited by this Agreement or that other agreement or document, and includes the recitals, schedules and annexures to that agreement or document.

(k)

A reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it.

(l)	A reference to writing includes any method of representing or reproducing words, figures, drawings or symbols in a visible and tangible form.

(m)

A reference to a right or obligation of any two or more people comprising a single party confers that right, or imposes that obligation, as the case may be, on each of them severally and each two or more of them jointly. A reference to that party is a preference to each of those people separately (so that, for example, a representation or warranty by that party is given by each of them separately).

(n)	A reference to a day means a day in the jurisdiction where the relevant obligation is to be performed.

(o)	A reference to dollars or $ is to the currency of Australia, unless otherwise stated.

(p)	A reference to time is to Melbourne time in Australia.

(q)	A reference to conduct includes an omission, statement or undertaking, whether or not in writing.

Share sale and purchase agreement

1.3	Business Day

Where the day on or by which any thing is to be done is not a Business Day, that thing must be done on or by the preceding Business Day.

2.	Conditions for Completion

2.1	Conditions Precedent

Completion is subject to the satisfaction or (if applicable) waiver in accordance with clause 2.4 of the following conditions precedent:

(a)

(Independent Expert’s Report) the receipt by PGL of the Independent Expert’s Report in which the Independent Expert concludes that the Proposal is fair and reasonable to non-associated PGL Shareholders on or before 1 October 2015 or such other date as may be agreed in writing by the parties.

(b)

(PGL Shareholder approvals): all resolutions as may be necessary under the Corporations Act and the ASX Listing Rules to give effect to the Proposal and the Capital Raising being passed by the necessary majorities of PGL Shareholders at the General Meeting on or before 30 November 2015 or such other date as may be agreed in writing by the parties;

(c)

(Regulatory Approvals): all approvals, consents or other action required from any Government Agency to give effect to the Proposal and the Capital Raising are obtained by, and have not been withdrawn before, Completion;

(d)	(Capital Raising) completion of the Capital Raising.

2.2	Parties must co-operate

Each party must co-operate with the other and do all things reasonably necessary to procure that the Conditions Precedent are fulfilled as soon as reasonably possible.

2.3	Notice

The parties must promptly notify each other in writing if any Condition Precedent is satisfied or cannot be satisfied (including without limitation if any MBC Warranty or PGL Warranty (as the case may be) is or becomes false, misleading or incorrect).

2.4	Waiver

The Conditions Precedent in clause 2.1 may only be waived by PGL.

2.5	End Date

If all Conditions Precedent are not satisfied or waived in accordance with this Agreement on or before the End Date or such date as agreed by the parties in writing, or a Condition Precedent becomes incapable of being satisfied, either party may, by not less than 2 Business Days writing notice to the other party, terminate this Agreement.

Share sale and purchase agreement

2.6	Rights after termination

(a)	If this Agreement is terminated under clause 2.5 then, in addition to any other rights, powers or remedies under law and subject to paragraph 2.6(b):

(1)	each party is released from its obligations under this Agreement; and

(2)	each party retains the rights it has against any other party concerning a past material breach including, but not limited to, a breach of the PGL Warranties or MBC Warranties (as the case may be).

(b)	Clause 2.6(a) does not apply to a party’s obligations under clause 9.

3.	Period before Completion

3.1	Ordinary course of Business

Until Completion or the date of termination of this Agreement, in accordance with this Agreement (whichever is sooner), MBC will cause the TBG Group Business to be carried on in the usual and ordinary manner.

3.2	No Material Adverse Change

(a)	MBC must procure that no Material Adverse Change occurs in relation to the TBG Group Business between the date of this Agreement and Completion without the express prior written approval of PGL.

(b)	PGL must procure that no Material Adverse Change occurs in relation to the PGL Group between the date of this Agreement and Completion without the express prior written approval of MBC.

3.3	Standstill

PGL must not, without the prior written consent of MBC, issue or agree to issue any equity securities (as defined in the ASX Listing Rules (other than in connection with the Capital Raising)) during the period from the execution of this Agreement to the earlier of:

(a)	termination of this Agreement; and

(b)	Completion.

3.4	Prospectus

PGL agrees to:

(a)

prepare the Prospectus as soon as practicable after the date of this Agreement in compliance with all applicable laws, including the Corporations Act, the ASX Listing Rules and all relevant policy statements and other guidelines of ASIC and make available to MBC drafts of the Prospectus, consult with MBC in relation to the content of those drafts and consider in good faith, for the purpose of amending those drafts, any comments from MBC in relation to the TBG Group Information in those drafts; and

(b)	cause the Prospectus to be lodged with ASIC prior to the Prospectus Lodgement Date.

Share sale and purchase agreement

4.	Sale and purchase of the Sale Shares

4.1	Sale and purchase

MBC agrees to sell the Sale Shares to PGL and PGL agrees to purchase the Sale Shares at Completion:

(a)	free from all Encumbrances;

(b)	with all rights, including dividend and voting rights, attached or accrued on and from the date of this Agreement; and

(c)	in accordance with this Agreement.

4.2	Title, property and risk

Beneficial title to the Sale Shares, and property and risk in them, passes to PGL on Completion.

4.3	Purchase Price

(a)

The purchase price for the Sale Shares is the issue of one PGL Share for each Sale Share, such that the total number of PGL Shares issued to MBC at Completion is 101,722,974 (the Consideration Shares). The Consideration Shares are deemed to have been issued at the Issue Price.

(b)

By agreeing to the issue of the Consideration Shares under this Agreement, MBC agrees to become a member of PGL and to be bound by the constitution of PGL as from the date of issue of the Consideration Shares to MBC.

4.4	Consideration Shares

(a)

(Restricted Securities): The parties acknowledge that prior to Completion the ASX may require that all or some of the Consideration Shares must be Restricted Securities for such escrow period as the ASX specifies. MBC agrees that it will enter into a Restriction Agreement in respect of such of the Consideration Shares to be issued to it and for such escrow period as the ASX may specify (Compulsory Restricted Securities).

(b)

(Ranking): Except for the restrictions imposed in respect of the Consideration Shares under clauses 4.4(a) or Error! Reference source not found., the Consideration Shares will rank equally with all other PGL Shares on issue as from the Consideration Share Issue Date.

(c)

(Official Quotation): PGL must apply to ASX for official quotation of the Unrestricted Consideration Shares as soon as practicable after the Consideration Share Issue Date and, in any event, not later than 5 Business Days after that date by lodging a duly completed Appendix 3B in the corresponding form set out in the ASX Listing Rules in relation to the Unrestricted Consideration Shares.

Share sale and purchase agreement

(d)

(On-sale of Unrestricted Consideration Shares): If the exemption from the disclosure requirements under Part 6D.2 of the Corporations Act for an offer for sale of securities within 12 months of their issue under sub-section 709A(11) of the Corporations Act does not apply at any relevant time, MBC agrees not to make an offer for sale or invite offers to purchase the Unrestricted Consideration Shares before the expiration of 12 months after the Consideration Share Issue Date except by way of an offer that does not need disclosure to investors under Part 6D.2 of the Corporations Act.

5.	Completion

5.1	Time for Completion

Completion must take place on the Completion Date.

5.2	Completion Steps

(a)	On or before Completion, each party must carry out the Completion Steps referrable to it in accordance with Schedule 1.

(b)	Completion is taken to have occurred when each party has performed all its obligations under Schedule 1.

5.3	Post Completion

Immediately following Completion, PGL and MBC must procure that the relevant corporate or other forms are lodged with the applicable Government Agencies to reflect the actions taken under .

5.4	Completion simultaneous

(a)

The actions to take place as contemplated by this clause 5 and Schedule 1 are interdependent and must take place, as nearly as possible, simultaneously. If one action does not take place, then without prejudice to any rights available to any party as a consequence:

(1)	there is no obligation on any party to undertake or perform any of the other actions; and

(2)	to the extent that such actions have already been undertaken, the parties must do everything reasonably required to reverse those actions; and

(3)

MBC and PGL must each return to the other all documents delivered to it under clause 5.2(a) and Schedule 1 and must each repay to the other all payments (if any) received by it under clause 5.2(a) and Schedule 1, without prejudice to any other rights any party may have in respect of that failure.

(b)

PGL may, in its sole discretion, waive any or all of the actions that MBC is required to perform under clause 1.1 of Schedule 1 and MBC may, in their sole discretion, waive any or all of the actions that PGL is required to perform under clause 1.2 of Schedule 1.

Share sale and purchase agreement

6.	Warranties

6.1	Giving of Warranties

(a)	Subject only to the disclosures referred to in 6.1(b):

(1)

PGL represents warrants and undertakes in favour of MBC that each of the PGL Warranties is accrued and not misleading as at the date of this Agreement and, except as expressly stated, will be accurate and not misleading for each date up to and including Completion by reference to the facts and circumstances then existing;

(2)

MBC represents warrants and undertakes in favour of PGL that each of the MBC Warranties is accurate and not misleading as at the date of this Agreement and, except as expressly stated, will be accurate and not misleading for each date up to and including Completion by reference to the facts and circumstances then existing.

(b)	Each Warranty is given subject to and qualified by any matter, information or document:

(1)	provided for or disclosed in this Agreement (including the Schedules and Annexures);

(2)	in the case of an MBC Warranty, fairly disclosed in the Disclosure Materials; and

(3)	in the case of a PGL Warranty, fairly disclosed in writing by or on behalf of PGL to MBC before the date of this Agreement,

which is contrary to or inconsistent with the Warranty, and the giver of the Warranty will not be liable for or in connection with a breach of the Warranty due to the matter, information or document contradicting or being inconsistent with the Warranty.

6.2	Investigation by MBC

Any investigation, whether before or after the date of this Agreement, made by or for MBC in respect of PGL, does not affect the PGL Warranties unless:

(a)	MBC has given a specific written waiver or release;

(b)	the Claim relates to a matter which is fairly disclosed in the disclosures referred to in clause 6.1(b)(3); or

(c)	the Claim relates to a thing done or not done after the date of this Agreement at the written request, or with the written approval of, PGL.

6.3	Investigation by PGL

Any investigation, whether before or after the date of this Agreement, made by or for PGL in respect of TBG Group or MBC, does not affect the MBC Warranties unless:

(a)	PGL has given a specific written waiver or release;

Share sale and purchase agreement

(b)	the Claim relates to a matter which is fairly disclosed in the Disclosure Materials; or

(c)	the Claim relates to a thing done or not done after the date of this Agreement at the written request, or with the written approval of, MBC.

6.4	Independent Warranties

(a)	Each of the PGL Warranties is to be construed independently of the others and is not limited by reference to any other PGL Warranty.

(b)	Each of the MBC Warranties is to be construed independently of the others and is not limited by reference to any other MBC Warranty.

6.5	Reliance

(a)	MBC has entered into this Agreement in reliance on the PGL Warranties.

(b)	PGL has entered into this Agreement in reliance on the MBC Warranties.

(c)

Each party acknowledges that, in entering into this Agreement and any documents referred to in it, it is not relying on, and shall have no right or remedy in respect of, any statement, misrepresentation, assurance or warranty (whether of fact or of law and whether made innocently or negligently) of any person other than as expressly set out in this Agreement or those documents.

6.6	No merger and survival Warranties

(a)	Neither the MBC Warranties or PGL Warranties, nor any other provision of this Agreement, merges on Completion.

(b)	The MBC Warranties and the PGL Warranties each survive Completion of this Agreement.

6.7	Breach of Warranty

(a)

If at any time prior to Completion it becomes apparent that a Warranty has been breached, is untrue or misleading or that MBC (on the one hand) or PGL (on the other hand) has breached any other term of this Agreement that in either case is material to the sale of the Sale Shares or the issue of the Consideration Shares (as the case may be), the other party or parties may (without prejudice to any other rights it many have in relation to the breach):

(1)	rescind this Agreement by notice to the other parties; or

(2)	proceed to Completion.

(b)	PGL warrants that is has no knowledge of any fact which might lead to a Claim against MBC or any of them.

(c)	MBC warrant that is has no knowledge of any fact which might lead to a Claim against PGL.

Share sale and purchase agreement

6.8	Knowledge of the Warrantor

If a representation or warranty contained in this Agreement is expressly qualified by reference to the knowledge, information or belief of the party giving the representation or warranty (or any similar expression), then the party giving the warranty confirms that it has made due and diligent inquiry about the matters that are the subject of the representation or warranty.

7.	Limitation of liability

7.1	No liability – PGL

Despite anything to the contrary contained in this Agreement, PGL will not be liable for any Claim by MBC:

(a)

(MBC’s own actions): where, but only to the extent that, the Claim relates to loss or damage caused by any negligent act or omission of, or violation of any applicable law by, MBC before or after the Completion Date;

(b)	(legislation): to the extent that the Claim solely and directly results from any legislation not in force at the date of this Agreement and which takes effect after the date of this Agreement; or

(c)

(time limits): unless MBC has given written notice to PGL setting out specific details of the Claim within 12 months after the Completion Date or such lesser period prescribed by law for the bringing of the relevant legal proceedings and within 6 months after the end of such period the Claim has been admitted or satisfied by PGL or settled between MBC and PGL or MBC has instituted and served legal proceedings in respect of the Claim.

7.2	No liability – MBC

Despite anything to the contrary in this Agreement, MBC will not be liable for any Claim by PGL:

(a)

(PGL’s own action): where, but only to the extent that, the Claim relates to loss or damage caused by any negligent act or omission of, or violation of any applicable law, by PGL before or after the Completion Date;

(b)	(legislation): to the extent that the Claim solely and directly results from any legislation not in force at the date of this Agreement and which takes effect after the date of this Agreement; or

(c)

(time limits): unless PGL has given written notice to MBC setting out specific details of the Claim within 12 months after the Completion Date or such lesser period prescribed by law for the bringing of the relevant legal proceedings and within 6 months after the end of such period the Claim has been admitted or satisfied by MBC or settled between PGL and MBC or PGL has instituted and served legal proceedings in respect of the Claim.

Share sale and purchase agreement

7.3	Minimum amounts of Claims

Despite anything to the contrary in this Agreement:

(a)	MBC will not be able to claim against PGL for a breach of any of the PGL Warranties; and

(b)	PGL will not be able to claim against MBC for a breach of any of the MBC Warranties,

an amount in respect of any Claim unless:

(c)

the amount of each Claim (or Claims arising from the same facts or circumstances) is in excess of $100,000 (each a Qualifying Claim), in which case the party making the Claim may, subject to this Agreement, recover all amounts claimed and not just the excess over $100,000; and

(d)

the aggregate of all Qualifying Claims is in excess of $250,000, in which case the party making the Claim may, subject to this Agreement, recover all amounts claimed and not just the excess over $250,000.

7.4	Maximum liability for Claims

The maximum aggregate amount which PGL may recover from MBC in respect of all Claims under this Agreement is the Purchase Price.

7.5	Reduction of Purchase Price

If any payment or allowance is made by MBC for, or in respect of, a breach of any of the MBC Warranties, the payment or allowance is to be treated as a reduction in the Purchase Price.

7.6	Reimbursement for amounts recovered

(a)

MBC will reimburse PGL for any amount paid by PGL to MBC in respect of any Claim to the extent to which the amount is subsequently recovered by MBC from any third party, including but not limited to insurers.

(b)

PGL will reimburse MBC for any amount paid by MBC to PGL in respect of any Claim to the extent to which the amount is subsequently recovered by PGL from any third party, including but not limited to insurers.

7.7	Third Party Claims

If any Claim is made or instituted after the Completion Date against PGL or the TBG Group in respect of which PGL may seek to make any Claim against MBC under this Agreement (Third Party Claim), the following procedure will apply:

(a)	PGL will give written notice of the Third Party Claim to MBC;

(b)

PGL will not admit, compromise, settle or pay any Third Party Claim without the prior written consent of MBC, except as may be reasonably required in order to prevent judgment from being entered against PGL;

(c)

MBC may, within 30 days of receipt of the notice referred to in clause 7.7(a), with the prior written consent of PGL (such consent not to be unreasonable withheld or delayed) and at MBC’s expense, elect to take such reasonable action in the name of PGL to defend or otherwise settle a Third Party Claim as MBC may reasonably require;

Share sale and purchase agreement

(d)

if MBC does not elect to take action in the name of PGL to defend or otherwise settle a Third Party Claim under clause 7.7(c), upon proof of intentional breach by MBC, PGL may defend or otherwise settle any Third Party Claim at MBC’s expense; and

(e)

PGL will ensure that MBC and their legal representatives are given reasonable access to such of the documents and records of PGL as may be reasonably required by MBC in relation to any action taken or proposed to be taken by MBC under clause 7.7(c) and vice versa for PGL in relation to any action taken or proposed to be taken by PGL under clause 7.7(d).

7.8	Non-excludable terms

Where any legislation implies in this Agreement any term, condition or warranty, and that legislation prohibits provisions in a contract excluding or modifying the application or exercise of or liability under any such term, condition or warranty, such implied terms, conditions or warranties as are not so permitted to be excluded shall be deemed to be included in this Agreement but, where permitted by the relevant law, shall be limited at the option of PGL or MBC (as the case may be) to the extent permitted by that law.

8.	Termination

8.1	Right to terminate

(a)	If at any time up to Completion an Insolvency Event occurs:

(1)	in relation to PGL, then MBC may, by giving written notice to PGL before or at Completion, elect to terminate this Agreement.

(2)	in relation to MBC or any TBG Group Member, then PGL may, by giving written notice to MBC before or at Completion, elect to terminate this Agreement.

(b)	If at any time up to Completion a Material Adverse Change occurs:

(1)	in relation to PGL, then MBC may, by giving written notice to PGL before or at Completion, elect to termination this Agreement

(2)	in relation to any TBG Group Member, then PGL may, by giving written notice to MBC before or at Completion, elect to terminate this Agreement.

(c)	Upon termination under this clause 8.1, this Agreement will have no further force or effect and no party is liable to the other except:

(1)	under clauses 0 and 9; and

(2)	in respect of any breach of this Agreement occurring before termination.

Share sale and purchase agreement

8.2	PGL’s right to terminate – breach

PGL may terminate this Agreement by written notice to MBC with immediate effect if at any time up to Completion MBC breaches this Agreement (including any of the MBC Warranties) and, if the breach is capable of rectification, MBC has not rectified the breach within 5 Business Days after receipt of a notice from PGL specifying the breach and requiring it to be rectified.

8.3	MBC’s right to terminate – breach

MBC may terminate this Agreement by written notice to PGL with immediate effect if at any time up to Completion PGL breaches this Agreement (including any of the PGL Warranties) and, if the breach is capable of rectification, PGL has not rectified the breach within 5 Business Days after receipt of a notice from MBC specifying the breach and requiring it to be rectified.

9.	Confidentiality

9.1	Defined terms

In this clause 9, unless the context otherwise requires:

Term	Meaning
Approved Purpose	The purposes of the Proposal, Capital Raising and this Agreement.
Confidential Information	Information of every kind:
1

concerning or in any way connected with:

(a)this Agreement;

(b)the subject matter of this Agreement;

(c)the TBG Group;

(d)the Disclosing Party; or

(e)any Related Body Corporate of the Disclosing Party; or

	2	which is the property of the TBG Group or of the Disclosing Party or any Related Body Corporate of the Disclosing Party,
and which:
	3	is disclosed in writing, orally or by any other means by the Disclosing Party to the Receiving Party or by any person on behalf of the Disclosing Party to the Receiving Party or any employee, officer or agent of the Receiving Party; or
	4	comes to the knowledge of the Receiving Party or an employee, officer or agent of the Receiving Party by any means.

Share sale and purchase agreement

Disclosing Party	a person (including a party to this Agreement and a TBG Group Member) by whom Confidential Information is supplied to the Receiving Party.
Notes	Notes which relate to, summaries and copies of and extracts from any Confidential Information whether in documentary, visual, machine readable or other form.
Receiving Party	PGL, MBC or a TBG Group Member which receives Confidential Information.

9.2	Obligations of Receiving Party

The Receiving Party must:

(a)	maintain and take all steps necessary to maintain all Confidential Information and all Notes in strictest confidence;

(b)	ensure that proper and secure storage is provided for the Confidential Information and all Notes while in the possession or under the control of the Receiving Party;

(c)	take all precautions necessary to prevent accidental disclosure of any of the Confidential Information or any of the Notes;

(d)

not disclose any of the Confidential Information or Notes to any person other than those of the Receiving Party’s employees, officers, agents and legal or financial advisors who are required to receive and consider the Confidential Information in the course of (and solely for) the Approved Purpose;

(e)	use Confidential Information and Notes solely for the Approved Purpose;

(f)	not make Notes or allow Notes to be made except as necessary in connection with the Approved Purpose;

(g)	keep confidential the fact that Confidential Information has been provided by the Disclosing Party to the Receiving Party; and

(h)	not expressly or impliedly disclose the existence of Confidential Information or Notes.

9.3	Exceptions

Clause 9.2 does not impose obligations on the Receiving Party concerning Confidential Information which the Receiving Party proves to the reasonable satisfaction of the Disclosing Party:

(a)	at the date of this Agreement is publicly available;

(b)	subsequent to the date of this Agreement becomes publicly available without breach of this Agreement;

(c)	the Receiving Party obtained from a third party without breach by that third party of any obligation of confidence concerning that Confidential Information;

Share sale and purchase agreement

(d)	was already in the Receiving Party’s possession (as evidence by written records) when provided by or on behalf of the Disclosing Party; or

(e)	is disclosed in a prospectus issued or to be issued by a party.

9.4	Obligations to disclose

It is not a breach of clause 9.2 for the Receiving Party to disclose Confidential Information which it is obliged by law to disclose to the person to whom it is disclosed or which, following Completion, is information disclosed by PGL or a Related Body Corporate concerning a Disclosing Party that is a then subsidiary of PGL, being information reasonably disclosed in the usual course of PGL’s or the Related Body Corporate’s business.

9.5	Receiving Party to use best endeavours

The Receiving Party must use its best endeavours to cause all of its employees, officers, agents and legal or financial advisors who receive or have access to Confidential Information or Notes to observe all of the Receiving Party’s obligations and undertakings contained in this clause 9.

9.6	Return of all Confidential Information

The Receiving Party must return all documents and other media which contain Confidential Information and deliver all Notes to the Disclosing Party:

(a)	immediately when requested by the Disclosing Party to do so;

(b)	when this Agreement terminates,

whichever is the earliest.

9.7	Receiving Party’s obligations continue

The Receiving Party’s obligations and undertakings, and the Disclosing Party’s rights, under this clause 9 continue for one year after Completion or termination for any reason of this Agreement.

9.8	MBC to ensure compliance

MBC must ensure that the TBG Group complies with its obligations so far as is possible identical with those obligations placed upon them by this clause 9.

10.	Announcements

10.1	Restrictions on Announcements

A party must not make an announcement relating to the subject matter of this Agreement without the prior written consent of the other party.

10.2	Permitted disclosure

A party may disclose anything in respect of this Agreement

(a)	as required by law, rules or orders of any Governmental Agency;

Share sale and purchase agreement

(b)	if disclosure is made by way of a written announcement the terms of which have been agreed in writing by the parties prior to the making of the announcement;

(c)	if the disclosure is reasonably required to enable a party to perform its obligations under this Agreement; or

(d)	where the matter has come into the public domain otherwise than as a result of a breach of any party of this Agreement.

10.3	Obligation to consult

If a party is required to make an announcement in accordance with clause 10.2(a), 10.2(c) or 10.2(d), it must use all reasonable endeavours, to the extent practical and lawful, to consult with the other party prior to making the relevant disclosure.

11.	Notices

11.1	Method of giving notice

A notice, consent or communication under this Agreement is only effective if it is:

(a)	in writing in English, signed by or on behalf of the person giving it;

(b)	addressed to the person to whom it is to be given; and

(c)	given as follows:

(1)	delivered by hand to the person’s address;

(2)	sent to that person’s address by prepaid mail or by prepaid airmail, if the address is overseas;

(3)

sent by fax to that person’s fax number where the sender receives a transmission confirmation report from the despatching machine indicating the transmission was made without error and showing the relevant number of pages and the correct destination fax number or name of recipient; or

(4)	sent by email to that person’s email address where the sender does not receive a report that the email was not delivered.

11.2	When is notice given

A notice, consent or communication given under clause 11.1 is given and received on the corresponding day set out in the table below. The time expressed in the table is the local time in the place of receipt.

In a notice is	It is given and received on
Delivered by hand, sent by fax or sent by email	1	that day, if delivered by 5.00pm on a Business Day; or
	2	the next Business Day, in any other case.
Sent by post	1	three Business Days after posting, if sent within Australia; or
	2	seven Business Days after posting, if sent to or from a place outside Australia.

Share sale and purchase agreement

11.3	Address for notices

A person’s address, fax number and email address are those set out below, or as the person notifies the sender:

Name	Medigen Biotechnology Corporation.
Attention	CEO
Address	14F., No. 3, Park St., Nangang District, Taipei, Taiwan
Fax	+886 2 2785-6120
Email	sscchang@medigen.com.tw

Name	Progen Pharmaceuticals Limited
Attention	Executive Chairman
Address	Level 18, 101 Collins Street, Melbourne Victoria 3000 Australia
Fax	+61 7 3375 1168
Email	chairman@progen-pharma.com.au

12.	Substantial Holdings Notices

The parties acknowledge that this Agreement may need to be disclosed to ASX in order to comply with the substantial notice provisions of the Corporations Act.

13.	General

13.1	Entire agreement

This Agreement contains the entire agreement between the parties with respect to its subject matter. It sets out the only conduct, representations, warranties, covenants, conditions, agreements or understandings (collectively Conduct) relied on by the parties and supersedes all earlier Conduct by or between the parties in connection with its subject matter. Neither party has relied on or is relying on any other Conduct in entering into this Agreement and complete the transactions contemplated by it.

13.2	Amendment

This Agreement may be amended only by another agreement in writing executed by all the parties.

Share sale and purchase agreement

13.3	Assignment

Neither party can assign, charge, create security interest over, encumber or otherwise deal with any of its rights or obligations under this Agreement, or attempt or purport to do so, without the prior written consent of the other party.

13.4	No waiver

(a)	No acquiescence, waiver or other indulgence granted by either party to any other party will in any way discharge or relieve that other party from any of its other obligations under this Agreement.

(b)

A failure to exercise or a delay in exercising any right, power or remedy under this Agreement does not operate as a waiver. A single or partial exercise or waiver of the exercise of any right, power or remedy does not preclude any other or further exercise of that or any other right, power or remedy. A waiver is not valid or binding on the party granting that waiver unless made in writing. For the avoidance of doubt, the doctrine of affirmation by election will not apply to any failure by a party to exercise, or delay by a party in exercising, any right, power or remedy under this Agreement.

13.5	Costs and duty

Each party must bear its own costs arising out of the negotiations, preparation and execution of this Agreement. All duty (including fines, penalties and interest) payable on or in connection with this Agreement and any instrument executed under or any transaction evidenced by this Agreement must be borne by PGL.

13.6	Covenants – joint and several

Any covenant, indemnity or agreement by 2 or more persons binds them collectively and individually.

13.7	Severability

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will be ineffective as to that jurisdiction to the extent of the prohibition or unenforceability. That will not invalidate the remaining provisions of this Agreement nor affect the validity or enforceability of that provision in any other jurisdiction.

13.8	Further assurances

Each party must do anything necessary (including executing agreements and documents) to give full effect to this Agreement and the transactions contemplated by it.

13.9	Governing law and jurisdiction

This Agreement and, to the extent permitted by law, all related matters including non-contractual matters is governed by the laws of Victoria, Australia. In relation to such matters each party irrevocably accepts the non-exclusive jurisdiction of courts with jurisdiction there and waives any rights to object to the venue on any ground.

Share sale and purchase agreement

13.10	Counterparts

This Agreement may be executed in any number of counterparts. All counterparts will be taken to constitute one instrument.

Share sale and purchase agreement

Schedules

Share sale and purchase agreement

Schedule 1 – Completion Steps

1.	Completion

1.1	MBC’s obligations at Completion

(a)	At Completion, MBC must give to PGL the following documents, each duly executed by MBC or each other relevant person (other than PGL):

(1)	(share transfers) completed share transfers of the Sale Shares to PGL, executed by or on behalf of MBC;

(2)

(share certificates) share certificates for the Sale Shares and any other documents necessary to establish PGL’s title to the Sale Shares and that may be required by the Company for the registration of the transfer of the Sale Shares to PGL;

(3)	(powers of attorney) if applicable, powers of attorney executed by MBC authorising its attorney to execute the transfer on behalf of the MBC;

(4)	(application form) an application form for the Consideration Shares, substantially in the form in Schedule 6, executed by MBC;

(5)	(Restriction Agreement – Compulsory Restricted Securities) if applicable, a duly executed counterpart of a Restriction Agreement required to be entered into by MBC under clause 4.4(a); and

(b)	At Completion, MBC must make available to PGL (including by leaving such documents at the Company’s business premises):

(1)

(title documents, etc) all documents of title in the possession or under the control of the TBG Group relating to the ownership of the Assets and all documents, agreements, correspondence in relation to them;

(2)	(Records) the Records, at the places which they are usually located in the normal course of operation of the TBG Group Business;

(3)

(corporate documents) the original certificates of incorporation, common seal, duplicate seal, all prescribed registers, all statutory, minute and any other business records of the TBG Group, including any unused share certificate forms of the TBG Group;

(4)

(other information) any other information regarding the TBG Group or the TBG Group Business reasonably required by PGL as set out in a notice in writing given to MBC by PGL not less than 10 Business Days before the Completion Date.

Share sale and purchase agreement

1.2	PGL’s obligations at Completion

(a)	At Completion, PGL must:

(1)	(share transfer) execute and deliver to the Company the share transfers in respect of the Sale Shares;

(2)	(Consideration Share issue) issue the Consideration Shares to MBC; and

(3)	(Restriction Agreements) if applicable, deliver to MBC a duly executed counterpart of all Restriction Agreements required pursuant to clauses 4.4(a) and Error! Reference source not found..

(4)	(Assistance) if applicable, provide necessary assistance and information to MBC to achieve the purpose of Completion.

1.3	Approvals

(a)	On or before Completion, MBC must ensure that a meeting of the directors of the Company is convened and approves, subject to Completion:

(1)	the registration of PGL as the holder of the Sale Shares in its register of shareholders; and

(2)	the issue of new share certificates for the Sale Shares in the name of PGL.

(b)	On or before Completion, PGL must procure that a meeting of directors of PGL is convened and approves, subject to Completion:

(1)	the issue of the Consideration Shares to MBC; and

(2)	the registration of MBC as the holder of the Consideration Shares in its register of shareholders.

2.	Post Completion actions

Immediately following Completion, PGL and MBC must procure that relevant corporate or other forms are lodged with the applicable Government Agencies to reflect the actions taken under this Schedule 1.

Share sale and purchase agreement

Schedule 2 – MBC Warranties

1.	Ownership

1.1	Ownership

At Completion:

(a)	MBC is the legal owner of the Sale Shares; and

(b)	the Sale Shares comprises all of the issued share capital in the Company; and

(c)	PGL will acquire the full legal and beneficial ownership of the Sale Shares from MBC.

1.2	No Encumbrances or other arrangements

MBC represents and warrants that:

(a)	at Completion all of its Sale Shares are free and clear of all Encumbrances;

(b)	its Sale Shares can be sold and transferred free of any competing rights, including pre-emptive rights or rights of first refusal;

(c)	the Sale Shares are fully paid and no money is owing in respect of them;

(d)

the Company and it are not under an obligation to issue or transfer, and no person has the right to call for the issue or transfer of, any Sale Shares or any other securities convertible into Sale Shares at any time;

(e)	there is no voting agreements or arrangements with respect to its Sale Shares.

2.	Power and Authority

2.1	No legal impediment

The execution, delivery and performance of MBC of this Agreement complies with its constitution or other constituent documents.

3.	TBG Group

3.1	Corporate existence

Each entity in the TBG Group:

(a)	has the power to own its own assets and carry on its business as it is now being conducted; and

(b)	is not required to be registered in any place as a foreign company except where it is registered or where the failure to be so would not have a material adverse effect.

Share sale and purchase agreement

3.2	Compliance with constituent documents

The TBG Group Business has been conducted in accordance with the constitution and other constituent documents of each entity of the TBG Group.

3.3	Records

To the knowledge of MBC, all Records:

(a)	are materially complete and accurate;

(b)	have been prepared and maintained in accordance with all relevant laws and applicable accounting standards; and

(c)	are in possession and control of the TBG Group.

3.4	Confidential information

To the knowledge of MBC, TBG Group:

(a)

has not disclosed to any person any Confidential Information, except in the normal course of conduct of the TBG Group Business and subject to an agreement under which the recipient is obliged to maintain the confidentiality of the information and is restrained from using it other than for the purpose of purposes for which it was disclosed;

(b)	is not aware of any actual or alleged misuse by any person of any Confidential Information; and

(c)	does not use any processes and is not engaged in any activities which involve the misuse of any Confidential Information of any third party.

3.5	Due diligence documents

The documents included in the Data Room are accurate and complete in all material respects and not misleading in all material respects, as at the date of which they are made up or updated and each copy document is a complete copy in all material respects of the document of which it purports to be a copy.

4.	Accounts and taxation

4.1	Basic of preparation

The TBG Group accounts have:

(a)	been prepared in accordance with all relevant laws and applicable accounting standards; and

(b)	show a true and fair view of the financial position and the assets and liabilities of the TBG Group and of the income, expenses and results of the operations of the TBG Group.

Share sale and purchase agreement

4.2	Taxes and Duties

(a)

All taxation returns, reports and other information required to be lodged with any Government Agency, or provided to any other person, by the TBG Group for Tax (including all associated computations, notices, claims, elections, reports, statements and summaries):

(1)	have been lodged with the appropriate Government Agency;

(2)	have been assessed without adjustment; and

(3)

were materially accurate, complete, made with true and full disclosure of relevant matters and not misleading and prepared under all laws and published rulings at the time of lodgement on or before the Completion Date.

(b)	Any Tax or Duty payable by the TBG Group has been paid or provided for in the TBG accounts.

(c)	All amounts required to be deducted, withheld or remitted to a taxation authority have been so deducted, remitted or withheld.

(d)

During the period of three years prior to the date of this Agreement, there have been no material adverse reports made by accountants or by financial or management consultants concerning the TBG Group or the whole or a substantial part of the TBG Group Business.

4.3	No Tax proceedings

For the last three years, the TBG Group:

(a)	Is not and has not been the subject of any Tax audit;

(b)	Is not a party to any action or proceeding for the assessment or collection of Tax;

(c)	has not had any dispute or disagreement with any Government Agency for Tax; and

(d)	has not made any agreement with or undertaking to any Government Agency for Tax,

and there is no fact or matter known to MBC which might give rise to any of the above.

4.4	Agreements or extension of time

The TBG Group has not entered into any agreement which now or in the future may extend the period of assessment or collection of any Tax.

4.5	All Tax paid

(a)	The TBG Group has paid all Tax which is assessable or due and payable on the due date for payment and it is not under any liability to pay any penalty or interest in connection with any Tax.

Share sale and purchase agreement

(b)	The TBG Group has deducted all Tax required to be deducted from any payments made by it including interest, royalties, remuneration payable to employees or contractors or payments to a non-resident.

(c)	The TBG Group liabilities for any payroll or employment related tax have been paid in full and properly accounted for in the TBG accounts.

4.6	Adequate provision in accounts for Tax

Full provision or reserve has been made in the TBG accounts for all Tax for all accounting periods ending on or before the Completion Date for which the TBG Group has or may become liable.

4.7	Stamp duty

All documents to which the TBG group is a party or may be interested in the enforcement of, and all transfers of any issued shares (other than as contemplated by this Agreement), have been properly stamped under applicable stamp duty legislation.

4.8	Liabilities

All Liabilities of the TBG Group as at the Completion Date which are due and payable, have been paid in the ordinary course of business.

4.9	Conduct of TBG Group Business

To the knowledge of MBC:

(a)

the TBG Group has conducted (and will continue to conduct to the Completion Date) the TBG Group Business in accordance with all laws and in the ordinary and usual course so as to maintain it as a going concern and in a proper and efficient manner;

(b)

prior to the Completion Date, there has been (and will be) no material adverse change effecting the TBG Group Business or the assets of the TBG Group, or the financial and trading position or prospects of the TBG Group as compared with the position disclosed in the TBG Group financial accounts;

(c)

the TBG Group has maintained and will continue to maintain the TBG Group Business intact and as a going concern and has preserved and will continue to preserve the goodwill of its suppliers, employees, customers and others having commercial dealings with it;

(d)	the TBG Group has not introduced and will not introduce any method of management of operation for the TBG Group Business except in a manner consistent with prior practice; and

(e)

the TBG Group has not cancelled or waived or released or discounted in whole or in part any debt, suit, demand, Claim or right otherwise than in the ordinary course of business and will not do so prior to Completion.

Share sale and purchase agreement

5.	Assets

5.1	Title and possession etc

All the Assets other than the Leased Equipment are or will be on Completion:

(a)	fully paid for;

(b)	in the possession or under the control of the TBG Group;

(c)	the absolute property of TBG Group free of all Encumbrances and other third party rights.

5.2	Possession and use

All of the Assets are or will be on Completion in the possession or under the control of, and used solely by, the TBG Group.

5.3	Use of Assets generally

(a)	There are no outstanding proposals of, or notices, orders or directions given by, any Government Agency about the Assets or their use.

(b)	There are no facts or circumstances known to the TBG Group which may:

(1)	result in any order, notice, direction or proposal; or

(2)	impair, prevent, or otherwise interfere with the TBG Group’s use of the Assets prior to or after Completion.

5.4	Plant and Equipment

(a)	All Plant and Equipment:

(1)	is in the possession or control of TBG Group; and

(2)	while owned or used by the TBG Group, has been maintained and serviced under manufacturers’ or suppliers’ recommendations and in compliance with all laws.

(b)	The TBG Group has not made any claim which remains outstanding in connection with any defect in any Plant and Equipment.

5.5	Receivables

All of the Receivables are collectable within 120 days for their full amounts and are not subject to any counterclaim or set-off.

Receivables means the trade debts arising in the ordinary course of ordinary business of the TBG Group and owed to the TBG Group at Completion.

6.	Intellectual Property Rights

6.1	Ownership

TBG Group beneficially owns the Intellectual Property Rights.

Share sale and purchase agreement

6.2	No third party claims

To the knowledge of MBC, no person has any right to or may benefit from any Intellectual Property Rights, other than the TBG Group or a licensor of the TBG Group.

6.3	Registration

All the Intellectual Property Rights which are either capable of registration or capable of being recorded or required to be registered or recorded, will be registered in the name of a TBG Group Member.

6.4	Non-competition

Except the information which is has been disclosed to PGL, the TBG Group is not at the date of this Agreement whether solely or jointly with any other person or persons, directly or indirectly, and whether as principal, agency, director, executive officer, employee, shareholders, partner, joint venturer, adviser, consultant or otherwise engaged in any other business or concerned or interested in any way in any other business of a similar nature to or competitive with that carried on by the TBG Group, except for a non-material interest in a listed company.

6.5	Sufficiency

To the knowledge of MBC, the Intellectual Property Rights comprise all the Intellectual Property Rights necessary or convenient for the carrying on of the TBG Group Business fully and effectively in which it is presently conducted.

7.	Contracts

7.1	Material Contracts

The TBG Group has no material contracts other than the Material Contracts.

7.2	General issues

Each of the Material Contracts:

(a)	Is to the knowledge of MBC, valid, binding and enforceable against the parties to it;

(b)	other than as disclosed in writing by MBC, is at arm’s length and within the ordinary course of conduct of the TBG Group Business;

(c)	is to the knowledge of MBC, being properly performed by the TBG Group and all other parties to it;

(d)

is currently not open to being rescinded, avoided, repudiate or terminated by any party to it for any reason, including because of the sale of the Sale Shares, and the TBG Group and MBC have not given or received any notice of termination; and

(e)	does not breach any restrictive trade practices or other applicable laws in the relevant jurisdiction to which performance of the Material Contract relates.

Share sale and purchase agreement

7.3	No restrictive covenants

(a)

To the knowledge of MBC and subject to the restriction disclosed in (b) below, the TBG Group is not party to any material agreement which materially restricts its freedom to engage in any activity or business in any area.

(b)

It is acknowledged that the TBG Group has entered into an “Equity Transfer Agreement” dated November 9, 2012 with PerkinElmer Holding Luxembourg (the “Equity Transfer Agreement”) to sell its equity of Shanghai Haoyuan Biotech Co., Ltd. (上海浩源科技有限公司) to PerkinElmer Holding Luxembourg. According to the Equity Transfer Agreement, before November 9, 2016, MBC and TBG Group shall not, and shall cause their affiliates not to, directly or indirectly, in any way participate or engage in the manufacturing, marketing, research and development or other exploit of diagnosis reagents with respect to infectious disease clinical diagnostics or blood testing in each case for any strain of human hepatitis in any area of the world except Taiwan.

7.4	Change in control

Except as previously disclosed in writing, no party to any of the Material Contracts is entitled or likely, as a result of a change in ownership or control of the TBG Group or on completion of the acquisition of the Sale Shares by PGL to:

(a)	terminate that contract; or

(b)	require the adoption of terms which are less favourable to the TBG Group than the current terms.

To the extent required, the TBG Group has obtained these necessary consents.

7.5	No default

No party to any Material Contract is in material default under it or would be in material default, but for the requirements of notice of lapse of time.

7.6	No notices

The TBG Group has not received any notice which might affect any of its rights or the exercise of any rights by the TBG Group in respect of any Material Contract.

8.	Compliance with legislation

8.1	Restrictive trade practices

To the knowledge of MBC, the TBG Group is not a party to any agreement, contract, arrangement or understanding whether legally enforceable or not which is in breach of any restrictive trade practices or anti-trust legislation and has not engaged in any conduct or practice in breach of that legislation.

8.2	Licenses obtained

To the knowledge of MBC, TBG Group has all necessary licences, consents, permissions, authorities and permits required to conduct its business and has paid all fees due in relation to them and complied with all conditions under them.

Share sale and purchase agreement

9.	Litigation

9.1	No litigation pending or threatened

To the knowledge of MBC, no investigation, prosecution, litigation, proceeding or any other form of mediation or dispute resolution is pending or threatened regarding the TBG Group, or any person for whom it is or may be liable.

9.2	No circumstances

To the knowledge of MBC, there are no circumstances which might give rise to any investigation, prosecution, litigation, proceeding or any other form of mediation or dispute resolution regarding the TBG Group Business.

9.3	Outstanding settlements

(a)

There are no outstanding settlements, judgements, decrees, awards, orders or other decisions of any court, quasi-judicial body or Government Agency (including any competition authority) made against the TBG Group that will, or would reasonably be likely, to have a material adverse effect on the TBG Group Business;

(b)

In relation to the TBG Group Business, the TBG Group has not given an undertaking or written assurance (whether legally binding or not) to any court or Government Agency (including any competition authority) under any anti-trust or similar legislation in any jurisdiction.

9.4	No offence or breach

To the knowledge of MBC, neither MBC, the TBG Group or any of its officers have committed any criminal offence or any tort or any breach of the requirements or conditions of any law or any breach of any other party’s rights or any other requirement relating to such companies, the conduct of the TBG Group Business.

10.	Solvency

10.1	No Insolvency Event.

No Insolvency Event has occurred in relation to MBC or any TBG Group Member.

10.2	Solvency

MBC and TBG Group is:

(a)	able to pay its debts as and when they fall due;

(b)	not insolvent or presumed to be insolvency under any law; and

(c)	not insolvent under administration or has not taken any action which could result in that event.

Share sale and purchase agreement

11.	Employees

11.1	General

The Data Room contains:

(a)	the names and generic employment details of all Employees of the TBG Group as at the date of this Agreement;

(b)	subject to privacy restrictions, details of remuneration and other arrangements and benefits payable to all Employees of the TBG Group; and

(c)	particulars of accrued leave and other like entitlements owing to all Employees.

11.2	Material employment terms

To the knowledge of MBC, the TBG Group has no:

(a)	obligations to reinstate or reemploy any ex-officer or ex-employee of the TBG Group; or

(b)	policy, practice or obligation regarding severance payments to Employees which would be in breach of any relevant law.

(c)	employment arrangements with any Employees which cannot be terminated by three months’ notice or less without giving rise to a Claim for damages or compensation.

12.	Insurance

12.1	Claims

To the knowledge of MBC, there are no Claims outstanding, pending, threatened or capable of arising against the TBG Group in respect of any accident or injury which are not fully covered by insurance.

13.	Property Interests

13.1	Premises

(a)

All of the Real Property Leases relating to premises leaded, licensed or occupied by the TBG Group (Leasehold Premises), including the comment dates, term, option periods and rental, are set out in the Due Diligence Documentation.

(b)	Other than as otherwise disclosed in this Agreement or the Due Diligence Documentation, the TBG Group has no interest in any real property.

(c)	Each Real Property Lease:

(1)	is properly dated;

(2)	is property registered (if necessary);

(3)	is valid, binding and enforceable against the parties to it;

(4)	contains no unusual or onerous provisions; and

(5)

where applicable, contains a re-instatement provision(s) that reflects typical commercial terms and that there is no Real Property Lease which is likely to give rise to a liability on the part of the TBG Group to make good in excess of $100,000.

Share sale and purchase agreement

(d)

To the knowledge of MBC, the TBG Group is not in any material breach of any obligation under, or in default of any of the Real Property Leases, or any covenant affecting any of the Leasehold Premises, and as far as MBC is aware there are no facts or circumstances which may result in a breach of any of the Real Property Leases.

(e)	The TBG Group has not received any notice from any third party in respect of any of the Leasehold Premises:

(1)	in respect of the compulsory acquisition or resumption of any part of any of the Leasehold Premises;

(2)	asserting that the use of the Leasehold Premises breaches the requirements of any relevant law, policy or scheme; or

(3)	which would or is likely to have a material adverse effect on the use of the Leasehold Premises.

(f)	The TBG Group has exclusive occupation and quiet enjoyment of the Leasehold Premises, and holds all rights, interests and privileges necessary or appropriate for the conduct of the TBG Group Business.

(g)	All buildings or other improvements on the Leasehold Premises are in good condition and state of repair.

(h)	None of the Leasehold Premises is subject to any material defect or other thing that will or might materially decrease its ability to be used in the TBG Group Business.

14.	Related party transactions

14.1	Arm’s length terms

Any contract, arrangement or understanding between the TBG Group and any related party, shareholder or officer of the TBG Group is on terms that would be reasonable in the circumstances if the relevant parties were dealing at arm’s length and on commercial terms.

14.2	Shareholder and intercompany loans

At Completion, no outstanding loan or other form of debt or financial accommodation or security interest will exist which has been provided or agreed to be provided between the TBG Group and MBC, any related party, previous shareholder or officer of the TBG Group.

Share sale and purchase agreement

Schedule 3 – PGL Warranties

1.	Warranties

PGL provides the following Warranties:

(a)	(status) PGL, and each of its Related Entities, is a body corporate duly incorporated under the laws of its jurisdiction of incorporation or formation;

(b)	(power for business) PGL, and each of its Relate Entities, has the power to own its assets and to carry out its business as now conducted or contemplated;

(c)

(power for Agreement) PGL has the corporate power to enter into and perform or cause to be performed its obligations under this Agreement and to carry out the transactions contemplated by this Agreement;

(d)	(corporate authorisation) PGL has taken all necessary corporate action to authorise the entry into and performance of this Agreement and to carry out the transactions contemplated by this Agreement;

(e)	(Agreement binding) this Agreement is a valid and binding obligation of PGL enforceable in accordance with its terms, subject to any necessary stamping.

(f)	(transaction permitted) the execution and performance by PGL of this Agreement and each transaction contemplated by this Agreement does not and will not:

(1)

violate in any respect a provision of a law (including the ASX Listing Rules) or treaty or judgement, ruling, order or decree of a Regulatory Authority binding on PGL, or its constitution or any other document or agreement that is binding on PGL or its assets; or

(2)

give to any person any rights of termination, amendment, acceleration or cancellation of any agreement or undertaking by which PGL or any of its Related Entities or any of their respective assets are bound.

(g)	(disclosure to MBC):

(1)

PGL has complied with its obligations under Chapter 3 of the ASX Listing Rules (Continuous Disclosure) and, subject to the release of any announcement required in respect to this Agreement and the transactions contemplated by it, is not withholding any information from disclosure to ASX on reliance of an exception to ASX Listing Rule 3.1 and the information disclosed to ASX and MBC is true and correct in all material respects and is not misleading in any material respect (including by way of any omission);

(2)

PGL is not aware of any information relating to PGL or any of its Related Entities or their respective businesses or operations that has not been disclosed to MBC or their Advisers prior to the date of this Agreement, disclosure of which might reasonably be expected to have resulted in MBC not entering into this Agreement or entering into it on materially different terms.

(h)	(provision of PGL Information) the PGL Information:

(1)	will be provided or included in the Notice of Meeting and the Prospectus in good faith; and

Share sale and purchase agreement

(2)	will comply in all respect with the requirements of the Corporations Act, the ASX Listing Rules and all relevant policy statements, practice notes and other guidelines and requirements of ASIC;

(i)

(securities) as at the date of this Agreement, PGL’s issued securities comprise 55,285,315 fully paid ordinary shares and 2,019,200 unissued shares under option and neither PGL nor any of its Related Entities is under any obligation to issue any shares or securities convertible into shares to any person and no other options (other than those disclosed above) exist nor is PGL or any of its Related Entities subject to any actual or contingent obligation to issue or convert securities expect under this Agreement.

(j)	(solvency) PGL is:

(1)	able to pay its debts as and when they fall due;

(2)	not insolvent or presumed to be insolvent under any law; and

(3)	not insolvent under administration and has not taken any action which could result in that event.

(k)	(compliance with laws) PGL and its Related Entities have complied in all material respects with all applicable laws and regulations which apply to them and their business and operations;

(l)

(no litigation pending or threatened) to the knowledge of PGL, no investigation, prosecution, litigation, proceeding or any other form of mediation or dispute resolution is pending or threatened regarding PGL and its Related Entities, or any person from who it is or may be liable;

(m)

(no circumstances) to the knowledge of PGL, there are no circumstances which might give rise to any no investigation, prosecution, litigation, proceeding or any other form of mediation or dispute resolution regarding its business.

(n)	(outstanding settlements):

(1)

there are no outstanding settlements, judgements, decrees, awards, orders or other decisions of any court, quasi-judicial body or Government Agency (including any competition authority) made against PGL or its Related Entities that will, or would reasonably be likely, to have a material adverse effect on its business or assets;

(2)

in relation to PGL’s business, PGL has not given an undertaking or written assurance (whether legally binding or not) to any court or Government Agency (including any competition authority) under any anti-trust or similar legislation in any jurisdiction.

(o)

(no offence or breach) to the knowledge of PGL, neither PGL nor any of its officers have committed any criminal offence or any tort or any breach of the requirements or conditions of any law or any breach of any other party’s rights or any other requirement relating to such companies, the conduct of its business.

(p)

(PGL letter) to the knowledge of PGL, the letter issued by PGL to MBC dated 9 September 2015 (a copy of which is enclosed as Error! Reference source not found.) in respect to the options relating to PG545 and Pharmasynth is accurate and all the suggestions or comments stated in the letter is practicable and legal.

Share sale and purchase agreement

Schedule 4 – TBG Group structure

TBG Inc. is a 100% controlling company of:

●	TBG Biotechnology Corp. (a company incorporated in Taiwan)

●	TBG Biotechnology Xiamen Inc. (a company with limited liability wholly owned by foreign enterprise (TBG Inc.) incorporated in China)

●	Texas Biogene, Inc.(a company incorporated in the State of Texas, USA)

Share sale and purchase agreement

Schedule 5 – Intellectual Property Rights

1.	Trade marks

Trademark	Country	Application Number Application Date	Issue Number Issue Date Expiry Date	Exclusive Right Term
	USA Class 1 and Class 5	78,863,371 18/04/2006	Reg. No. 3,297,611	25/06/2007- 25/09/2017
	China Class5 Class42	the same as issue number 03/04/2006	Class5 review number: 526166 Class42 5261656 27/07/2009	Class05 21/12/2010- 20/12/2020 Class42 28/10/2009- 27/10/2019
	Turkey Class5	200814717	Mark No: 200814717	13/03/2008- 13/03/2018
	Taiwan Class5 Class42	100014320 24/03/2011	License number: 01504502 01/02/2012	01/02/2012- 31/01/2022
	CN Class 10	9606612 17/06/2011		Abandoned
	CN Class 5	9606613 17/06/2011	9606613	14/08/2012- 13/08/2022
	Italy	MI2011C006741 23/06/2011	1484833 12/04/2012	23/06/2011- 23/06/2021

Share sale and purchase agreement

2.	Patents

Title	Country	Application Number Application Date	Publication Number Publication Date	Issue Number Issue Date Expiry Date	Priority Date	Original Assignee
A kind of human leukocyte antigen gene loci typing system and method based on sequencing(一種對人類白血球抗原基因位點進行以測序為基礎的分型系統及方法)	CN	201310116383.4 03/04/2013	CN10410285 5A 15/10/2014			TBG Biotechnology Corp. (Xiamen)
Specimen carrier for blood test device (血液檢測裝置之試體載置機構)	TW	100202492 2011/02/09		M409885 2011/08/21		Under the process of transfer to TBG Biotechnology Corp. (Taiwan) (Currently owned by Medigen Biotechnology Corp.)

Share sale and purchase agreement

Schedule 6 – Application for Consideration Shares

Application for Consideration Shares

To:          Company Secretary

Progen Pharmaceuticals Limited (Company)

Medigen Biotechnology Corporation, in accordance with the terms of the Share Sale and Purchase Agreement dated [insert date]:

1	applies to have issued to it 101,722,974 fully paid ordinary shares in the capital of the Company; and

2	agrees to hold the shares issued to it on and subject to the provisions of the constitution of the Company from time to time and to be bound by and observe such provisions.

Dated: ……………………………..

Executed by Medigen Biotechnology Corporation by its authorised officers:
……………………………………………………… Chairman signature	……………………………………………………… Director signature
Stanley Chang ……………………………………………………… Print full name	Eugene Cheng ……………………………………………………… Print full name

Share sale and purchase agreement

Executed as an agreement

Executed by Medigen Biotechnology Corporation by its authorised officers:
……………………………………………………… Chairman signature	……………………………………………………… Director signature
Stanley Chang ……………………………………………………… Print full name	Eugene Cheng ……………………………………………………… Print full name

Executed by Progen Pharmaceuticals Limited by:
……………………………………………………… Director signature	……………………………………………………… Director/Company Secretary signature
……………………………………………………… Print full name	……………………………………………………… Print full name